Exhibit 99.1

29 April 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

RESULT OF THE 2015 ANNUAL GENERAL MEETING
Kennedy Wilson Europe Real Estate Plc (LSE: KWE), an LSE listed property company that invests in direct real estate and real estate loans in Europe, is pleased to announce that, at the Annual General Meeting of the Company, held at The May Fair Hotel, Private Suite 3, Stratton Street, London W1J BLT on Wednesday, 29 April 2015 at 10.00 a.m., all the resolutions were passed by the requisite majorities on a poll by shareholders.
The results of the poll for each resolution incorporating proxy votes lodged in advance of the meeting are as follows:

	Resolution	Votes for	% of votes cast	Votes against	% of votes cast	Votes withheld*	Total votes cast as % of ISC
1	Receive the annual audited financial statements, together with the reports of the directors and the auditor	119,004,644	99.95	64,642	0.05	0	87.91
2	To re-elect KPMG as auditor until the conclusion of the Company's next annual general meeting in 2016	116,988,273	98.25	2,081,013	1.75	0	87.91
3	To authorise the directors to determine auditor remuneration	117,383,526	98.58	1,685,760	1.42	0	87.91
4	To re-elect Charlotte Valeur	118,120,607	99.20	948,679	0.80	0	87.91
5	To re-elect William McMorrow	116,535,289	97.87	2,533,997	2.13	0	87.91
6	To re-elect Mark McNicholas	118,488,186	99.51	581,100	0.49	0	87.91
7	To re-elect Simon Radford	118,428,499	99.46	640,787	0.54	0	87.91
8	To re-elect Mary Ricks	116,167,710	97.56	2,901,576	2.44	0	87.91
9	To authorise use of electronic means to facilitate shareholder** communication	119,069,286	100.00	0	0.00	0	87.91
10	To authorise market purchase by the Company of its shares**	118,852,211	100.00	0	0.00	217,075	87.75
11	To empower Directors to allot and issue (or sell from treasury) shares as if pre-emption rights did not apply to such allotment**	117,455,089	98.64	1,613,963	1.36	234	87.90

* A vote withheld is not a vote in law and is not counted towards the votes cast "For" or "Against" a resolution
** Special resolution (66⅔% majority required)

The issued share capital of the Company as at 6.00 p.m. on 27 April 2015 (the record date and time for voting) was 135,446,771 ordinary shares.
In accordance with paragraph 9.6.2(R) of the Listing Rules, a copy of the resolutions passed at the Annual General Meeting has been submitted to the National Storage Mechanism and will shortly be available for inspection at www.morningstar.co.uk/uk/nsm.

A copy of the poll results for the Annual General Meeting will be published shortly on the Company’s website www.kennedywilson.eu.
The full text of the resolutions is set out in the Notice of Meeting dated 27 March 2015 which is also available at www.kennedywilson.eu.
For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Richard Sunderland/Tom Gough/Dido Laurimore +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio of £2 billion is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

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